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                                                                EXHIBIT 99.1

NEWS RELEASE


For Release:  IMMEDIATE

Contact:      Jean Fargo
              Corporate Communications Mgr.
              (847)405-3953


                SPS STOCKHOLDERS APPROVE SALE AND MERGER

Riverwoods, Ill., October 14, 1998 -- At a special meeting held today, stockholders of SPS Transaction Services, Inc. (NYSE:PAY) approved the terms and conditions of the previously announced Stock Purchase Agreement between the Company and Associates First Capital Corporation (NYSE:AFS). The stockholders of SPS also approved the related merger of the Company with Sail Acquisition, Inc., a wholly owned subsidiary of NOVUS Credit Services Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co.

   Pursuant to the Stock Purchase Agreement and upon consummation of the acquisition, Associates will acquire substantially all of SPS' assets, consisting primarily of all of the capital stock of SPS' two subsidiaries, SPS Payment Systems, Inc. and Hurley State Bank, in return for $895,696,661 in cash. In order to distribute the net proceeds of the sale to SPS stockholders, Sail Acquisition will merge with and into SPS. SPS will be the surviving corporation, and each outstanding share of SPS common stock will be converted into the right to receive $32.02 in cash.

   The parties anticipate that the acquisition and the merger will be consummated as soon as practicable.

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